EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-207128 and 333-207129 both on Form S-8 of our report dated February 12, 2016, relating to the consolidated and combined financial statements of SPX FLOW, Inc. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 12, 2016